SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                   FORM 12b-25

                                               Commission File Number 333-136592

                           NOTIFICATION OF LATE FILING

(Check One):   |X| Form 10-K    |_| Form 20-F     |_| Form 11-K
               |_| Form 10-Q    |_| Form 10-D     |_| Form N-SAR
               |_| Form N-CSR

For Period Ended:                 April 30, 2007
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|_| Transition Report on Form 10-K       |_| Transition Report on Form 10-Q
|_| Transition Report on Form 20-F       |_| Transition Report on Form N-SAR
|_| Transition Report on Form 11-K

For the Transition Period Ended:
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         Read instruction (on back page) before preparing form. Please print or type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant                         MSTI Holdings, Inc.
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Former name if applicable
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                                      259-263 Goffle Road
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Address of principal executive office (Street and number)

City, state and zip code              Hawthorne, NJ 07506
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                                     PART II
                             RULE 12b-25(b) AND (c)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

      State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR or the transition report or portion thereof, could not be filed within the prescribed time period.

      The Registrant has recently changed its auditors and due to difficulty in gathering certain information, the Registrant is unable to file its Form 10-KSB in a timely manner.

                                     PART IV
                                OTHER INFORMATION

      (1) Name and telephone number of person to contact in regard to this notification

               Frank Matarazzo                 973              304-6080
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                    (Name)                  (Area Code)     (Telephone number)

      (2) Have all other periodic reports required under Section 13 or 15(d)11 of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                                  |X| Yes |_| No

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  |_| Yes |X| No

      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                               MSTI Holdings, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date     July 31, 2007                By: /s/ Frank Matarazzo
    -------------------------            ---------------------------------------
                                              Name: Frank Matarazzo
                                              Title: Chief Executive Officer

                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (see 18 U.S.C. 1001).

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